Exhibit (h)(6)

THE COMMUNITY REINVESTMENT ACT
QUALIFIED INVESTMENT FUND

Services Plan For Retail Shares

Section 1. This Services Plan (the “Plan”) has been adopted by the Board of Trustees of The Community Reinvestment Act Qualified Investment Fund (the “Fund”) in connection with the Retail Shares of the Fund.

Section 2. Any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees (“Servicing Agreements”) with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship (“Service Organizations”) with the beneficial owners of Retail Shares of the Fund. Pursuant to said Servicing Agreements, Service Organizations shall provide administrative support services and personal liaison services as set forth therein to their customers who beneficially own Retail Shares of the Fund in consideration of fees, computed and paid in the manner set forth in the Servicing Agreements, at the annual rate of up to 0.50% in the aggregate (comprised of up to 0.25% with respect to administrative support services and up to 0.25% with respect to personal liaison services) of the average daily net asset value of the Retail Shares beneficially owned by such customers. All expenses incurred by the Fund in connection with the Servicing Agreements and the implementation of the Plan shall be borne entirely by the holders of Retail Shares of the Fund.

Section 3. SEI Investments Global Funds Services (“SEI”), the Fund’s administrator, shall monitor the arrangements pertaining to the Fund’s Servicing Agreements with Service Organizations in accordance with the terms of the Administration Agreement between the Fund and SEI. SEI shall not, however, be obliged by this Plan to recommend, and the Fund shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

Section 4. So long as the Plan is in effect, SEI shall provide to the Fund’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to Plan and the purposes for which such expenditures were made.

Section 5. The Plan shall become effective on the date the public offering of Retail Shares of the Fund commences provided the Plan (and the related form of Servicing Agreement) have been approved by a majority of the Board of Trustees, including a majority of those trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any Servicing Agreement related to the Plan (“Disinterested Trustees”).

Section 6. Unless sooner terminated in accordance with the terms hereof, this Plan shall continue for one year following its adoption and thereafter shall continue automatically for successive annual periods of one year, provided such continuance is approved at least annually in the manner set forth in Section 5.

Section 7. This Plan may be amended at any time by the Board of Trustees, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 5.

Section 8. This Plan is terminable at any time by vote of a majority of the Disinterested Trustees.

Adopted: January 25, 2007

2

THE COMMUNITY REINVESTMENT ACT
QUALIFIED INVESTMENT FUND
1830 Main Street
Suite 204
Weston, Florida 33326

Servicing Agreement
Retail Shares

Ladies and Gentlemen:

We wish to enter into this Servicing Agreement (the “Agreement”) with you concerning the provision of support services to your customers who may from time to time be the record or beneficial owners of Retail Shares of The Community Reinvestment Act Qualified Investment Fund (the “Fund”).

The terms and conditions of this Agreement are as follows:

Section 1. You agree to provide one or more of the following administrative support services to your customers (“Clients”) who may from time to time own of record or beneficially Retail Shares of the Fund:

(i)	Aggregating and processing purchase and redemption requests for Retail Shares from Clients and placing net purchase and redemption orders with our distributor or transfer agent;

(ii)	Processing dividend payments from us on behalf of Clients;

(iii)	Arranging for bank wires;

(iv)	Providing subaccounting with respect to Retail Shares beneficially owned by Clients or the information to us or our transfer agent necessary for subaccounting;

(v)
If required by law, forwarding or causing to be forwarded shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution, and tax notices) to Clients; and

(vi)	Providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules, or regulations.

Section 2. You agree to provide one or more of the following personal liaison services to Clients who may from time to time own of record or beneficially Retail Shares of the Fund:

(i)	Providing information periodically to Clients showing their positions in Retail Shares;

(ii)	Responding to Client inquiries relating to the services performed by you;

(iii)	Providing Clients with a service that invests the assets of their accounts in Retail Shares pursuant to specific or pre-authorized instructions; and

(iv)	Providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules, or regulations.

Section 3. You will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Clients.

Section 4. Neither you nor any of your officers, employees, or agents are authorized to make any representations concerning us or our Retail Shares except those contained in our then current prospectus for Retail Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 5. For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Fund harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder for the purchase, redemption, transfer or registration of Retail Shares of the Fund by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 6. In consideration of the services and facilities provided by you pursuant to Section 1 hereof, we will pay to you, and you will accept as full payment therefor, fees at the annual rate of [0.25%] of the average daily net asset value of the Retail Shares owned of record or beneficially by Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship, such fees to be computed daily and payable monthly. In consideration of the additional services provided by you pursuant to Section 2 hereof, we will pay to you, and you will accept as full payment therefor, fees at the annual rate of [0.25%] of the average daily net asset value of the Retail Shares owned of record or beneficially by Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship, such fees to be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the daily net asset value of the Clients’ Retail Shares will be computed in the manner specified in our then current registration statement in connection with the computation of the net asset value of Retail Shares for purposes of purchases and redemptions. The fee rates stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Retail Shares, including the sale of such Retail Shares to you for the account of any Client or Clients.

Section 7. Any person authorized to direct the disposition of the monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and the Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the some or all of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8. We may enter into other similar Servicing Agreements with any other person or persons without your consent.

Section 9. By your written acceptance of this Agreement, you represent, warrant, and agree that: (i) to the best of your knowledge, no services provided by you hereunder will be primarily intended to result in the sale of any Retail Shares; (ii) the compensation payable to you hereunder, together with any other compensation you receive from Clients in connection with the investment of their assets in Retail Shares of the Fund, will be disclosed to Clients who will authorize such compensation and such compensation will be permitted by, and not be excessive or unreasonable under, the laws and instruments governing your relationship with Clients; (iii) in the event an issue pertaining to this Agreement or our Services Plan related thereto is submitted for shareholder approval, you will vote any Retail Shares held for your own account in the same proportion as the vote of the Retail Shares held for your Clients’ accounts; and (iv) you will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law unless you have obtained the licenses required by law.

Section 10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until [January 25, 2008], and thereafter will continue automatically for successive annual periods ending on January 25 of each year, provided such continuance is specifically approved at least annually by us in the manner described in Section 13 hereof. This Agreement is terminable, without penalty, at any time by us (which termination may be by vote of a majority of the Disinterested Trustees as defined in Section 13 hereof) or by you upon notice to us.

Section 11. All notices and other communications pertaining to this Agreement will be duly given if mailed, faxed, or transmitted by similar telecommunications device to us at the address shown above and to you at the address shown below, or to such other address as either party shall so provide to the other.

Section 12. This Agreement will be construed in accordance with the laws of the State of Delaware and is non-assignable by the parties hereto.

Section 13. This Agreement has been approved by vote of a majority of (i) our Board of Trustees and (ii) those Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Services Plan adopted by us regarding the provision of administrative support services and personal liaison services to the record or beneficial owners of Retail Shares or in any agreements related thereto (“Disinterested Trustees”).

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at the address shown above.

Very truly yours,

THE COMMUNITY REINVESTMENT ACT QUALIFIED INVESTMENT FUND

Date_________________	By_________________________
Authorized Officer

Accepted and agreed to:

__________________________
Name of Servicing Organization

Date_________________	By________________________
Authorized Officer

_________________________
Account Number

_________________________
Taxpayer Identification Number

_________________________
Dealer Code

Address:______________________

______________________

______________________